Free Writing Prospectus to Amendment No. 1 dated November 8, 2024 relating to Preliminary Pricing Supplement No. 4,751

Registration Statement Nos. 333-275587; 333-275587-01

Dated November 6, 2024; Filed pursuant to Rule 433

Morgan Stanley

2-Year SPX Market-Linked Notes

This document provides a summary of the terms of the notes. Investors must carefully review the accompanying amended preliminary pricing supplement referenced below, product supplement, index supplement and prospectus, and the “Risk Considerations” on the following page, prior to making an investment decision.

Terms
Issuing Entity:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Underlying:	S&P 500® Index (SPX)
Participation rate:	100%
Maximum payment at maturity:	At least 113.50% of the stated principal amount
Pricing date:	November 27, 2024
Determination date:	November 20, 2026
Maturity date:	November 25, 2026
CUSIP:	61776WA94
Amended preliminary pricing supplement:	https://www.sec.gov/Archives/edgar/data/895421/000183988224038456/ms4751_424b2-22849.htm

1All payments are subject to our credit risk

Hypothetical Payout at Maturity1

Change in Underlying	Return on Notes
+60%	+13.50%*
+50%	+13.50%*
+40%	+13.50%*
+35%	+13.50%*
+30%	+13.50%*
+25%	+13.50%*
+20%	+13.50%*
+15%	+13.50%*
+13.50%	+13.50%
+10%	+10%
0%	0%
-10%	0%
-20%	0%
-30%	0%
-40%	0%
-50%	0%
-60%	0%
*Assumes a maximum payment at maturity of 113.50% of principal

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Underlying Index

For more information about the underlying index, including historical performance information, see the accompanying amended preliminary pricing supplement.

Risk Considerations

The risks set forth below are discussed in more detail in the “Risk Factors” section in the accompanying amended preliminary pricing supplement. Please review those risk factors carefully prior to making an investment decision.

Risks Relating to an Investment in the Notes

●The notes do not pay interest and may not pay more than the stated principal amount at maturity.

●The appreciation potential of the notes is limited by the maximum payment at maturity.

●The market price of the notes will be influenced by many unpredictable factors.

●The notes are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the notes.

●As a finance subsidiary, MSFL has no independent operations and will have no independent assets.

●The estimated value of the notes is approximately $983.20 per note, or within $35.00 of that estimate, and is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price.

●The amount payable on the notes is not linked to the value of the underlying index at any time other than the determination date.

●The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the notes in the original issue price reduce the economic terms of the notes, cause the estimated value of the notes to be less than the original issue price and will adversely affect secondary market prices.

●Investing in the notes is not equivalent to investing in the underlying index.

●The notes will not be listed on any securities exchange and secondary trading may be limited.

●The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the notes.

●Hedging and trading activity by our affiliates could potentially adversely affect the value of the notes.

Risks Relating to the Underlying Index

●Adjustments to the underlying index could adversely affect the value of the notes.

Tax Considerations

You should review carefully the discussion in the accompanying amended preliminary pricing supplement under the caption “Additional Information About the Notes –Tax considerations” concerning the U.S. federal income tax consequences of an investment in the notes, and you should consult your tax adviser.